Exhibit 23.3

Gustavson Associates, LLC

200 Union Blvd., Suite 440

Lakewood, CO 80422

CONSENT OF QUALIFIED PERSON

Gustavson Associates, LLC (“Gustavson”) states that it is responsible for preparing or supervising the preparation of part(s) of the technical report summary titled “S-K 1300 Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of November 15, 2021.

Furthermore, Gustavson states that:

(a)	The document that the Technical Report Summary supports is U.S. Gold Corp.’s Registration Statement on Form S-1, including the documents incorporated by reference therein (collectively, the “Form S-1”);

(b)	Gustavson consents: to being named in the Form S-1 as a company whose principal business is providing engineering or geoscientific services, and whose business gives authority to a statement made by US Gold, as required by Subpart 1300 of Regulation S-K promulgated by the US Securities and Exchange Commission; to the use of Gustavson’s name in the Form S-1 in connection with any references, quotation from or summarization in the Form S-1 of the parts of the Technical Report Summary for which Gustavson is responsible; and to the filing of the Technical Report Summary as an exhibit to the Form S-1; and

(c)	WSP confirms that it has read the Form S-1, and has no reason to believe that there are any misrepresentations in the information contained in the Form S-1 that are derived from those sections of the Technical Report Summary that it is responsible for preparing or that are within its knowledge as a result of services performed by Gustavson in connection with the Technical Report Summary.

Dated at Lakewood, Colorado this 7th day of October, 2024.

Gustavson Associates, LLC

D. David Marston, PE
Senior Vice President
Print Name and Title of Authorized Signatory